SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2004

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327	58-1642740
(Commission File Number)	(I.R.S. Employer Identification No.)

11726 San Vicente Blvd., Suite 650, Los Angeles, CA (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

     On April 12, 2004, the Audit Committee of the Board of Directors of CytRx Corporation (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent auditors. The Company’s Audit Committee had engaged PwC on January 30, 2004 to audit the Company’s financial statements for the year ended December 31, 2003. PwC was dismissed by the Company’s Audit Committee prior to completing its audit procedures and did not issue any report on the Company’s financial statements.

     On April 14, 2004, the Audit Committee of the Company engaged BDO Seidman, LLP (“BDO”) to serve as the Company’s independent public accountants and to audit the Company’s financial statements for the year ended December 31, 2003.

     During the period from January 30, 2004 through April 12, 2004, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused it to make reference thereto in its report had it completed an audit and issued a report on the Company’s financial statements, except as disclosed in the sixth paragraph below. In addition, for the same period, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), except as described in the sixth paragraph below.

     As previously reported in the Company’s Current Report on Form 8-K that was filed on April 1, 2004, (a) the Company was unable to file its Annual Report on Form 10-K for the year ended December 31, 2003 by the March 30, 2004 deadline for that filing, and (b) the Company filed a Form 12b-25 with the Securities and Exchange Commission (the “Commission”) on March 31, 2004, which would have permitted the Company to file its Form 10-K by no later than April 14, 2004 and still have such filing treated as having been timely filed under the Commission’s rules. The Company’s Form 8-K and Form 12b-25 also indicated that the Company was reviewing, with the assistance of PwC, the accounting treatment of the Company’s July 2002 acquisition of Global Genomics Capital, Inc. (“Global Genomics”) and Global Genomics’ assets at the time of its merger with the Company, which included Global Genomics and its existing investments in two genomics companies, Blizzard Genomics, Inc. (“Blizzard”) and Psynomics, Inc. (“Psynomics”). These investments had an aggregate carrying value on the Company’s financial statements, as of September 30, 2003, of approximately $5.85 million. The Company ultimately decided to take an other-than-temporary impairment charge against these investments in the quarter ended December 31, 2003. This accounting review has delayed the completion of the Company’s financial statements for the year ended December 31, 2003 and, therefore, the filing of the Company’s Form 10-K.

     Although the Company had previously disclosed, in its Current Report on Form 8-K dated January 16, 2004, that it would write off its investments in the two genomics companies in the quarter ended December 31, 2003, the following principal issues were identified during the Company’s accounting review:

     (a) whether a portion of the purchase price in the Company’s July 2002 merger with Global Genomics Capital, Inc. (accounted for as a purchase of a group of assets, not a business combination) should have been allocated to an acquired assembled workforce, which would have reduced the amount of the purchase price allocated to the Blizzard and Psynomics investments ($7,309,000 and $78,000, respectively) and whether the amount originally determined to be the fair value of the Blizzard investment was overstated, and

     (b) whether an other-than-temporary impairment charge should have been taken by the Company against the appropriate carrying value of the Blizzard investment earlier than in the fourth quarter of 2003.

     The resolution of these issues in a manner that would result in a different accounting than originally reported would have no effect on the Company’s cash or working capital position for any accounting period nor would it have a material effect on the Company’s net worth as of December 31, 2003. One possible resolution could, however, result in the Company’s net loss for the year ended December 31, 2002 being materially larger than that reported by the Company in its financial statements for that year and in the Company reporting a net worth significantly lower than the net worth it reported in its financial statements for that year, which financial statements were audited by Ernst & Young LLP (“E&Y”). Such a resolution, in turn, could require a restatement of those financial statements as well as the Company’s unaudited financial statements for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003. Other possible resolutions could result in the recognition of an other-than-temporary impairment charge in an earlier 2003 quarter and could require a restatement of the Company’s unaudited financial statements for that and any subsequent quarter(s). However, the impact of the resolution of these issues on the Company’s net loss for the year ended December 31, 2002 and/or subsequent periods cannot be readily estimated by the Company because it would depend on the amount of the purchase price to be allocated to other assets and the nature of those assets and the valuation of the Company’s investment in Blizzard as of December 31, 2002 and as of the end of each of the three subsequent quarters, each of which is dependent upon various assumptions and valuation methods.

     Based upon the issues raised by PwC, the Company has thoroughly re-reviewed the prior accounting treatment for the Global Genomics’ acquisition and the Blizzard investment. This review included, among other things, (i) the Company’s submission of additional documentation to PwC, (ii) discussions of these issues by the Company’s Audit Committee with PwC, (iii) discussions between the Company and PwC, (iv) discussions between the Company and E&Y and (v) the retention of a nationally respected valuation firm to review certain of the methodologies that were used by the Company in connection with the purchase price allocation for Global Genomics, including amounts, if any, that would be attributable to an acquired assembled workforce and methodologies utilized in the Company’s other-than-temporary impairment analyses and to assess what amount of the purchase price for Global Genomics could appropriately have been attributable to an acquired assembled work force, if any.

     Following the Company’s re-review of the accounting treatment for the purchase price for the Global Genomics merger and the carrying value of the Blizzard investment, the Company advised PwC after March 30, 2004 that the Company continues to believe that the prior accounting treatment was correct in all material respects. The Company also advised PwC that its valuation firm had concluded that, even if any amount were to be allocated to an acquired assembled workforce, the valuation of such an acquired workforce would be only $250,000.

     During the course of its engagement PwC informed the Company that it disagreed with the timing of the 2003 fourth quarter other-than-temporary impairment charge that the Company recorded related to the Company’s investment in Blizzard. PwC also informed the Company that PwC needed to significantly expand the scope of its audit procedures with respect to the matters identified in (a) and (b) above, including procedures designed to understand the impact, if any, of certain third party comments regarding indicators of value, and that it had not completed audit procedures regarding the nature and timing of the Company’s impairment of Blizzard and the original purchase price allocation upon the Company’s acquisition of Global Genomics in 2002.

     E&Y’s report on the Company’s financial statements for the years ended December 31, 2001 and December 31, 2002 did not contain any adverse opinion or a disclaimer of an opinion or any qualification as to uncertainty, audit scope or accounting principles. In connection with E&Y’s audits for those years there were no “disagreements” or “reportable events” as defined in Item 304 of Regulation S-K through the date of this letter, except as described in this paragraph. The Company has been informed by E&Y that, until such time as the impact of the third party comments regarding indicators of value are further evaluated, E&Y is not able to conclude as to whether the prior accounting treatment was appropriate in all material respects. Depending upon the outcome of those procedures, the financial statements for the year ended December 31, 2002, audited by E&Y, or the unaudited interim financial statements for the quarters ended March 31, June 30, and September 30, 2003, may require restatement. The Company’s Audit Committee is in the process of evaluating the impact of the third party comments regarding indicators of value.

     Based on the Company’s desire to have the audit of its financial statements for the year ended December 31, 2003 completed in as expeditious a fashion as possible, the Company’s Audit Committee concluded that it was in the Company’s best interests to dismiss PwC and to engage new independent accountants to complete the audit of the Company’s 2003 financial statements.

     The Company has authorized PwC to respond fully to the inquiries of BDO in connection with its audit of the Company’s 2003 financial statements concerning the accounting issues described above. The Company has provided PwC and E&Y with a copy of the disclosures made in this Report. Attached, as Exhibit 16, is a copy of PwC’s letter, dated April 16, 2004, indicating whether it agrees with such statements and attached, as Exhibit 99, is a copy of E&Y’s letter, dated April 16, 2004, indicating whether it agrees with such statements.

     During the two fiscal years of the Company ended December 31, 2002 and December 31, 2003 and the interim period through the date of this Report, the Company did not consult with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to this item) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K), except as follows:

     (a) On April 3, 2004, the Company’s Audit Committee engaged BDO to perform an extensive number of specified procedures with respect to the Company’s financial statements for the year ended December 31, 2003 which did not constitute an examination or review of those financial statements but which would assist BDO in completing an audit of those financial statements in a timely fashion in the event the Audit Committee subsequently engaged BDO to audit those financial statements. Subsequent to engaging BDO to perform these preliminary procedures, the Company consulted with BDO concerning the need to include separate audited financial statements of Blizzard in the Company’s Form 10-K for the year ended December 31, 2003. BDO orally advised the Company that separate audited Blizzard financial statements were required to be included in the Company’s Form 10-K. This advice was consistent with the advice previously received by the Company from PwC on this issue, no disagreement on this issue existed between the Company and PwC, and the Company intends to file these financial statements in the Company’s Form 10-K for the year ended December 31, 2003, together with the Company’s financial statements.

     (b) During the course of BDO’s performance of the above preliminary procedures, the Company did not solicit or receive any oral or written opinion from BDO with respect to the proper accounting treatment for the allocation of the purchase price paid by the Company in connection with its merger with Global Genomics or the subsequent carrying value of the Company’s investment in Blizzard. However, the Company did discuss with BDO the Company’s views on the proper accounting treatment for these items and provided BDO with certain accounting records of the Company, a valuation analysis prepared by a valuation firm in 2002 utilized by management in connection with its allocation of the purchase price for the Global Genomics merger and an analysis prepared in April 2004 by another valuation firm covering certain aspects of the allocation of that purchase price and the subsequent carrying value of Blizzard.

     The Company requested that BDO review the disclosure in this Report and provided BDO the opportunity to furnish the Company a letter addressed to the Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company in this Report, but BDO advised the Company it has determined that it is not necessary for it to deliver such a letter.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

     The Company was unable to file its Annual Report on Form 10-K for the year ended December 31, 2003 by April 14, 2004, which was the deadline for filing the Form 10-K under the Commission’s rules. The delay in the Company’s filing its Form 10-K was due to the pending accounting treatment issues and change of independent accountants described in Item 4 of this Report. The Company is working diligently with BDO to complete the Company’s audited financial statements for the year ended December 31, 2003 so that the Company’s Form 10-K can be filed as expeditiously as possible.

ITEM 7	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     The exhibits listed on the accompanying Index to Exhibits is filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Chief Executive Officer

Dated: April 16, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
16	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission dated April 16, 2004 regarding a change in the Company’s certifying accountant.
99	Letter from Ernst & Young, LLP to the Securities and Exchange Commission, dated April 16, 2004, regarding its review of the statements contained in the Form 8-K to which the letter is attached.